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                                                                   Exhibit 10.06


December 18, 1996

Ms. Martha Greer
184 Daniels Hills Road
Keene, New Hampshire 03431

Dear Martha:

This is to confirm ONSALE's offer of employment to you as VP, Merchandise Management at a salary of $10,416.67 per month starting December 19, 1996. Since you will be moving from New Hampshire during the next four weeks, you will begin work from your home during this time.

You will participate in ONSALE's standard benefits as they are established and amended from time to time.

You will also receive stock options for 150,000 shares of ONSALE common stock (these are post-November 1st, 1996 stock split), subject to board approval, which will vest monthly over a four-year period after a six-month "cliff". Enclosed is a legal agreement covering this grant for your review. Please review it carefully as it describes a number of standard restrictions on your rights.

In addition, you will be paid a $40,000 one-time flat fee upon commencement of your employment to cover your relocation and all interim living costs.

ONSALE will provide to you upon request a loan of $125,000 to aid in your purchasing a new home on the following terms:

 .  Loan must commence within 1 year of your employment start date.
 .  Loan period is for 2 calendar years from commencement.
 .  Loan is at a simple interest rate of 7%.
 .  Loan is payable as follows:
     .  Simple interest accrued and payable 18 months from inception
     .  Interest payable quarterly thereafter (1 payment).
     . Final interest and 100% of principal payable at loan completion (2 years), sale of new property, or termination of employment
 .  Loan will be funded as follows:
     . "Earnest money" of up to $50,000 at time of accepted purchase contract on new home.
     .  Balance at close of escrow.

 .  Loan is secured by 2nd interest in existing property at 184 Daniels Hills
     Road Keene, New Hampshire; 2nd interest in new property; and ONSALE stock options (whether issued now or in the future)
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 .  When New Hampshire property is sold, loan will be paid down by net amount payable to you at close of escrow

You will also be required to sign a standard Employee Inventions and Assignment Agreement.

Your employment is "at will", which means that you or ONSALE can terminate your employment at any time with or without formal "cause".

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.

This offer expires December 20, 1996.

Sincerely,

/s/  S. Jerrold Kaplan
------------------------           /s/ Martha Greer       18 December 1996
S. Jerrold Kaplan                     ------------------- -------------------
CEO                                   Martha Greer        Date